UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

October 2, 2006
Date of Report

Major Creations Incorporated
(Exact name of Registrant as Specified in its Charter)

Nevada	333-122870	98-0420577
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

57113 – 2020 Sherwood Drive
Sherwood Park, Alberta,
Canada T8A 5L7
(Address of Principal Executive Offices)

780-970-0996
(Registrant's Telephone Number)

Not Applicable

Check the appropriate box below if the Form-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230. 425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Wang Hui, Director of the Company, has resigned effective September 29, 2006.

Gao Jiu, Director of the Company and Chairman of the Board of Directors, has resigned effective September 29, 2006.

Both Wang Hui and Gao Jiu resigned because of the termination of any intention, on the part of the Company, to acquire an interest in Interstar Development Ltd. (see Item 8.01 – Other Events, below).

Item 8 – Other Events

Item 8.01 – Other Events

In its Report on Form 8-K dated September 11, 2006, the Company announced it had entered into a letter of intent with Interstar Development Ltd. (“Interstar”) to acquire all of the issued and outstanding shares of Interstar. The Letter of Intent called for the issuance, to the shareholders of Interstar pro rata according to their interest, a total of 2,000,000 common shares of the Registrant issued after effecting the forward split of the Company’s shares which was also contemplated.

The Letter of Intent called for the Company and the shareholders of Interstar to enter into a definitive formal agreement on or before September 30, 2006.

No definitive formal agreement was entered into and the Company has terminated any intention to seek an acquisition of Interstar.

In the Report on Form 8-K dated September 11, 2006, it was also disclosed that the directors of the Company had resolved to increase the authorized shares of the Company to 200,000,000 common shares and had resolved to split the Company’s shares on a 36 for 1 basis.

These two corporate changes were expected to be effected sometime in later September after the Company had completed a planned change in its trust and transfer agent to Holladay Stock Transfer, Inc. of Arizona.

The change in transfer agent to Holladay Stock Transfer, Inc. of Arizona has been completed. The increase in the authorized capital of the Company to 200,000,000 shares and the forward split of the Company’s shares on a 36 for 1 basis have been registered with the Nevada Secretary of State.

EXHIBITS

Not Applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MAJOR CREATIONS INCORPORATED

By: /s/ Guy Peckham
  Guy Peckham, Director and President

Dated: October 2, 2006